NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Adam Coldwell
February 21, 2018	617-292-9774
adam.coldwell@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2017
FOURTH QUARTER AND ANNUAL RESULTS, INCREASES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2017, reporting net income of $67.8 million for the quarter and $190.2 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2017, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 4.99 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2017 plus 350 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2017, will be paid on March 2, 2018. The board expects to follow this formula for declaring cash dividends through 2018, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank’s strong performance in 2017 enabled us to continue to deliver an attractive dividend to our members, including an increase in dividend spread to three-month LIBOR plus 350 basis points, and to set aside $21.3 million for the 2018 Affordable Housing Program,” said Federal Home Loan Bank of Boston President and CEO Edward A. Hjerpe III. “We look forward to continuing to provide our members with reliable funding to meet the credit needs in their communities, while maintaining our commitment to stimulate job growth and economic development and affordable housing activity in New England.”

Fourth Quarter 2017 Operating Highlights

Net income for the quarter ending December 31, 2017, was $67.8 million, compared with net income of $59.7 million for the same period in 2016. The improvement in net income for the quarter was primarily due to a $3.8 million reduction of expense recognized for our Jobs for New England and Helping to House New England programs, a $3.1 million increase in net interest income after provision for credit losses and a $1.1 million increase in litigation settlement income. These results led to a $7.6 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending December 31, 2017, was $79.5 million, compared with $76.4 million for the same period in 2016. The $3.1 million improvement was mainly a result of a higher interest rate environment, which enabled the Bank to earn higher income on capital. This improvement was partially offset by a reduction of net interest income resulting from an $827,000 decrease of accretion of significant improvement in projected cash flows(1) associated with previously impaired private-label mortgage backed securities, from $9.1 million in the fourth quarter of 2016 to $8.3 million in the fourth quarter of 2017, and a decrease in net prepayment fees from investments and advances of $450,000(2), from $918,000 in the fourth quarter of 2016 to $468,000 in the fourth quarter of 2017.

December 31, 2017 Balance-Sheet Highlights

Total assets decreased $1.2 billion, or 1.9 percent, to $60.4 billion at December 31, 2017, down from $61.5 billion at year-end 2016. During the year ended December 31, 2017, advances decreased $1.5 billion, or 3.9 percent, to $37.6 billion, compared with $39.1 billion at year-end 2016. The decrease in advances was primarily in variable-rate advances and fixed-rate putable advances, partially offset by increases in both short-term and long-term nonputable fixed-rate advances.

Total investments were $17.9 billion at December 31, 2017, down from $18.0 billion at the prior year end, and investments in mortgage loans totaled $4.0 billion at December 31, 2017, an increase of $310.8 million from year-end 2016.

Mandatorily redeemable capital stock increased $3.2 million to $35.9 million as of December 31, 2017, from $32.7 million as of year-end 2016. GAAP capital at December 31, 2017, was $3.3 billion, an increase of $20.4 million from $3.2 billion at year-end 2016. During 2017, capital stock decreased by $127.6 million, resulting from capital stock repurchases of $1.2 billion offset by the issuance of $1.1 billion of capital stock to support new advances borrowings by members. Total retained earnings grew to $1.3 billion during 2017, an increase of $91.4 million, or 7.5 percent, from December 31, 2016. Of this amount, restricted retained earnings totaled $267.3 million at December 31, 2017. Accumulated other comprehensive loss totaled $326.9 million at December 31, 2017, an improvement of $56.6 million, or 14.8 percent, from December 31, 2016.

The Bank was in compliance with all regulatory capital ratios at December 31, 2017, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2017.(3)

2017 Annual Operating Highlights

Net income for the year ending December 31, 2017, was $190.2 million, compared with net income of $173.2 million for 2016, the result of an increase of $25.1 million in net interest income after provision for credit losses and a $9.1 million decrease in net losses on derivatives and hedging activities, offset by a decrease of $18.5 million in litigation settlement income.

Net interest income after provision for credit losses for the year ending December 31, 2017, was $277.1 million, compared with $252.0 million for 2016. The $25.1 million increase in net interest income after provision for credit losses was primarily attributable to higher interest rates, a two basis point increase in the Bank's net interest spread, and an increase of net interest income resulting from an increase of $421.7 million in average earning assets, from $58.6 billion for 2016, to $59.0 billion for 2017. The increase in average earning assets was driven by a $900.5 million increase in average advances balances and a $181.0 million increase in average mortgage loan balances, partially offset by a $659.8 million decrease in average investments balances. Offsetting the increases to net interest income after provision for credit losses was a $4.3 million decrease of accretion of significant improvement in projected cash flows(1) associated with previously impaired private-label mortgage backed securities, from $38.0 million in the year ending December 31, 2016, to $33.7 million in the year ending December 31, 2017, and a a $3.1 million(2) decrease in net prepayment fees from investments and advances, from $4.2 million in the year ending December 31, 2016, to $1.1 million in the year ending December 31, 2017.

Net interest spread was 0.40 percent for the year ended December 31, 2017, a two basis point increase from 2016, and net interest margin was 0.47 percent, a four basis point increase from 2016. The increase in net interest spread reflects a 38 basis point increase in the average yield on earning assets and a 36 basis point increase in the average yield on interest-bearing liabilities. The expansion of net interest spread and net interest margin was primarily attributable to higher interest rates.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2017	9/30/2017	12/31/2016
ASSETS
Advances	$37,565,967	$37,467,404	$39,099,339
Investments (4)	17,941,614	19,340,597	18,031,331
Mortgage loans held for portfolio, net	4,004,737	3,942,776	3,693,894
Other assets	849,628	224,678	721,022
Total assets	$60,361,946	$60,975,455	$61,545,586

LIABILITIES
Consolidated obligations, net	$56,065,529	$56,540,357	$57,225,398
Deposits	477,069	492,631	482,163
Mandatorily redeemable capital stock	35,923	36,042	32,687
Other liabilities	518,295	678,809	560,560

CAPITAL
Class B capital stock	2,283,721	2,272,648	2,411,306
Retained earnings - unrestricted	1,041,033	1,011,532	987,711
Retained earnings - restricted (5)	267,316	253,750	229,275
Total retained earnings	1,308,349	1,265,282	1,216,986
Accumulated other comprehensive loss	(326,940)	(310,314)	(383,514)
Total capital	3,265,130	3,227,616	3,244,778
Total liabilities and capital	$60,361,946	$60,975,455	$61,545,586

Total regulatory capital-to-assets ratio	6.0%	5.9%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (6)	156%	155%	148%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2017	12/31/2016	12/31/2017	9/30/2017	12/31/2016

Total interest income	$936,889	$708,164	$266,747	$246,824	$195,725
Total interest expense	659,886	456,415	187,177	175,715	119,438
Net interest income	277,003	251,749	79,570	71,109	76,287
Net interest income after provision for credit losses	277,099	252,026	79,518	71,081	76,370
Net other-than-temporary impairment losses on investment securities recognized in income	(1,454)	(3,310)	(36)	(432)	(589)
Litigation settlements	20,761	39,211	20,761	—	19,627
Other income (loss)	3,605	(6,577)	1,130	1,028	1,272
Operating expense	72,548	70,097	22,724	17,212	22,412
Other expense	15,953	18,649	3,235	3,760	7,939
AHP assessment	21,307	19,397	7,587	5,110	6,666
Net income	$190,203	$173,207	$67,827	$45,595	$59,663

Performance Ratios: (7)
Return on average assets	0.32%	0.29%	0.45%	0.31%	0.40%
Return on average equity (8)	5.83%	5.49%	8.46%	5.64%	7.38%
Net interest spread	0.40%	0.38%	0.46%	0.41%	0.46%
Net interest margin	0.47%	0.43%	0.53%	0.49%	0.51%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(2)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(3)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 24, 2017 (the 2016 Annual Report).

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2016 Annual Report.

(6)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2016 Annual Report.

(7)	Yields for quarterly periods are annualized.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” "continue," "maintaining" and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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